Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Second Quarter 2026 Results
Net Income of $3.5 Million

Albany, N.Y. – July 30, 2026 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three and six months ended June 30, 2026.

Net income for the three months ended June 30, 2026 was $3.5 million, or $0.14 per basic and diluted share, as compared to $6.5 million, or $0.26 per basic and diluted share, for the three months ended June 30, 2025. Net income for the six months ended June 30, 2026 was $8.8 million, or $0.36 per basic and diluted share, as compared to $12.2 million, or $0.49 per basic and diluted share, for the six months ended June 30, 2025.

Highlights

●	Net loans receivable of $1.87 billion at June 30, 2026 was up $224.6 million, or 13.6%, from December 31, 2025.
●	Deposits of $1.97 billion at June 30, 2026 were up $229.8 million, or 13.2%, from December 31, 2025.
●	Net interest income of $22.9 million for the three months ended June 30, 2026 was up $3.3 million, or 16.5%, from the three months ended June 30, 2025.
●	Net interest margin of 4.30% for the three months ended June 30, 2026 was up 17 basis points from the three months ended June 30, 2025.
●	Recently announced the acquisitions of Targeted Lending Co., LLC (“Targeted Lending”), Reiser Consulting Group, Inc. (“Reiser Consulting Group”), Wyndham Benefits, LLC (“Wyndham Benefits”) and The College Advisor of New York.

Thomas Amell, President and CEO, said, “Our second quarter 2026 financial results reflect the strength of Pioneer’s relationship-based business model focused on creating client advocacy through our highly engaged employees. During the quarter, we experienced positive momentum across our company, highlighted by growth in net interest income and margin, driven by continued loan portfolio expansion, growth in our diversified deposit base, and prudent management of funding costs. The benefits of this growth were partially offset by certain elevated expenses as compared to the prior year period. A significant milestone during the quarter was the successful completion of the acquisitions of Targeted Lending, Reiser Consulting Group, and Wyndham Benefits. Together with our recent acquisition of The College Advisor of New York, these additions further advance our ‘More Than a Bank’ strategy by expanding our capabilities, diversifying revenue streams, and strengthening the value we deliver to clients. Looking ahead, we remain focused on delivering long-term value for our stockholders, customers, and employees by investing in initiatives that strengthen employee engagement, elevate client experience, and support community development, while pursuing strong financial performance. ”

Total assets were $2.36 billion at June 30, 2026, primarily consisting of $1.87 billion of net loans receivable, $200.9 million of securities available for sale and $94.6 million of cash and cash equivalents. Deposits totaled $1.97 billion at June 30, 2026 and the deposit base was well diversified across customer segments, consisting of approximately 55.3% retail, 17.7% commercial and 27.0% municipal customer relationships. Estimated uninsured deposits, net of affiliate deposits and collateralized deposits, represented 13.4% of total deposits at June 30, 2026. Total shareholders’ equity was $328.3 million at June 30, 2026.

Recent Acquisitions

On April 24, 2026, Pioneer completed the acquisition of Targeted Lending, an independent equipment financing company with approximately $120 million of loans on its balance sheet. Targeted Lending, based in Williamsville, NY, operates as Pioneer’s newly formed Specialty Financing division, expanding our commercial lending capabilities and extending our reach into nationwide equipment finance markets. Targeted Lending through its originator-centric equipment finance platform provides financing solutions for essential, income-producing equipment, offering loans to small and mid-sized businesses across diverse industries. The all-cash transaction is valued at approximately $140 million in enterprise value, subject to potential adjustments for performance-based earn-out over a three-year period.

On April 20, 2026, Pioneer completed the acquisitions of Reiser Consulting Group of Albany, NY and Wyndham Benefits of Ballston Spa, NY. The acquisitions are expected to significantly increase the size of our Employee Benefits division and are expected to strengthen our ability to deliver expanded services and product offerings for both current and prospective clients.

On July 16, 2026, Pioneer completed the acquisition of The College Advisor of New York, a specialized firm that helps families navigate the college search and admissions process with personalized guidance, hands on support, and assistance identifying colleges that are the right academic, personal, and financial fit.

These acquisitions further advance  Pioneer’s More Than a Bank strategy by expanding our capabilities, diversifying revenue streams, and strengthening the value we deliver to clients.

Net Interest Income and Margin

Net interest income was $22.9 million for the three months ended June 30, 2026, an increase of $3.3 million, or 16.5%, as compared to net interest income of $19.6 million for the three months ended June 30, 2025. Net interest income was $43.6 million for the six months ended June 30, 2026, an increase of $4.9 million, or 12.7%, as compared to net interest income of $38.7 million for the six months ended June 30, 2025. The increase in net interest income for the three months ended June 30, 2026 was primarily due to an increase in the average yield on interest-earning assets of 32 basis points and an increase in the average balance of interest-earning assets of $232.3 million, partially offset by an increase in the average cost of interest-bearing liabilities of four basis points and by an increase in the average balance of interest-bearing liabilities of $247.7 million. The increase in net interest income for the six months ended June 30, 2026 was primarily due to an increase in the average yield on interest-earning assets of 23 basis points and an increase in the average balance of interest-earning assets of $182.6 million, partially offset by an increase in the average cost of interest-bearing liabilities of four basis points and by an increase in the average balance of interest-bearing liabilities of $194.3 million.

Interest income was $31.9 million for the three months ended June 30, 2026, an increase of $4.9 million, or 18.0%, compared to interest income of $27.0 million for the three months ended June 30, 2025. Interest income was $60.2 million for the six months ended June 30, 2026, an increase of $7.3 million, or 14.0%, compared to interest income of $52.9 million for the six months ended June 30, 2025. The increase in interest income for the three and six months ended June 30, 2026 was driven by market-related increases in interest rates on new loans and on investment securities, loans acquired from the Targeted Lending acquisition and due to an increase in the average balance of loans. The average yield on interest-earning assets increased by 32 basis points to 6.04% for the three months ended June 30, 2026, compared to 5.72% for the three months ended June 30, 2025. The average yield on interest-earning assets increased by 23 basis points to 5.86% for the six months ended June 30, 2026, compared to 5.63% for the six months ended June 30, 2025.

Interest expense was $9.0 million for the three months ended June 30, 2026, an increase of $1.6 million, or 21.9%, compared to $7.4 million for the three months ended June 30, 2025. Interest expense was $16.6 million for the six months ended June 30, 2026, an increase of $2.4 million, or 17.5%, compared to $14.2 million for the six months ended June 30, 2025. The average cost of interest-bearing liabilities increased by four basis points to 2.45% for the three months ended June 30, 2026, compared to 2.41% for the three months ended June 30, 2025. The average cost of interest-bearing liabilities increased by four basis points to 2.39% for the six months ended June 30, 2026, compared to 2.35% for the six months ended June 30, 2025. The average cost of interest-bearing liabilities increased for the three and six months ended June 30, 2026 primarily due to a shift in the mix of deposits towards higher cost interest-bearing deposit accounts.

Net interest margin increased 17 basis points to 4.30% for the three months ended June 30, 2026, compared to 4.13% for the three months ended June 30, 2025. Net interest margin increased 11 basis points to 4.23% for the six months ended June 30, 2026, compared to 4.12% for the six months ended June 30, 2025.

Asset Quality and Provision for Credit Losses

Non-performing assets were $9.4 million, or 0.40% of total assets, at June 30, 2026, compared to $11.3 million, or 0.52% of total assets, at December 31, 2025.

The allowance for credit losses on loans was $28.1 million at June 30, 2026, compared to $25.3 million at December 31, 2025, representing 1.48% and 1.51% of total loans outstanding, respectively. During the three months ended June 30, 2026 the allowance for credit losses on loans increased $2.6 million due to the allowance for credit losses recorded at the acquisition date for the acquired Targeted Lending loans.

Net charge-offs were $1.5 million for the three and six months ended June 30, 2026, compared to $70,000 and $85,000 for the three and six months ended June 30, 2025, respectively. The increase in net charge-offs for the three and six months ended June 30, 2026 was primarily due to an increase in commercial and industrial loan net charge-offs due to an $854,000 charge-off related to one commercial borrower, as well as net charge-offs on the acquired Targeted Lending loans during the three months ended June 30, 2026. Annualized net charge-offs were 0.32% and 0.17% of average loans for the three and six months ended June 30, 2026, respectively, compared to annualized net charge-offs of 0.02% and 0.01% of average loans for the three and six months ended June 30, 2025, respectively.

The provision for credit losses was $1.4 million and $2.1 million for the three and six months ended June 30, 2026, respectively, compared to $1.6 million and $2.4 million for the three and six months ended June 30, 2025, respectively. The decrease in the provision for credit losses for the three and six months ended June 30, 2026 was primarily due to improvement in the loan portfolio credit quality, offset by growth in the loan portfolio and an increase in net charge-offs for the three and six months ended June 30, 2026.

Noninterest Income and Noninterest Expense

Noninterest income of $5.5 million for the three months ended June 30, 2026 increased $658,000, or 13.7%, as compared to $4.8 million for the three months ended June 30, 2025. Noninterest income of $9.3 million for the six months ended June 30, 2026 increased $793,000, or 9.3%, as compared to $8.5 million for the six months ended June 30, 2025. The increase in noninterest income for the three and six months ended June 30, 2026 was primarily due to an increase in insurance and wealth management services income, an increase in bank fees and service charges, and an increase in net gain on sale of loans, offset in part by a decrease in other noninterest income. The increase in insurance and wealth management services income was as a result of organic growth related to our wealth management services and the acquisition of Brown Financial Management Group during the three months ended December 31, 2025. The increase in bank fees and service charges and net gain on sale of loans was a result of the acquisition of Targeted Lending during the three months ended June 30, 2026. The decrease in other noninterest income was primarily due to $550,000 of bank-owned life insurance income as a result of a death benefit recognized during the three and six months ended June 30, 2025.

Noninterest expense of $22.2 million for the three months ended June 30, 2026 increased $7.5 million, or 50.6%, as compared to $14.7 million for the three months ended June 30, 2025. Noninterest expense of $40.3 million for the six months ended June 30, 2026 increased $11.0 million, or 37.5%, as compared to $29.3 million for the six months ended June 30, 2025. The increase in noninterest expense for the three and six months ended June 30, 2026 was primarily due to an increase in professional fees, an increase in salaries and employee benefits, and an increase in other noninterest expenses. The increase in professional fees for the three and six months ended June 30, 2026 was primarily due to higher legal fees and expenses and partially related to the completion of our recent acquisitions described above during the three months ended June 30, 2026. Salaries and employee benefits increased for the three and six months ended June 30, 2026 primarily due to compensation expense from annual merit increases and an increase in the number of employees from acquisitions completed during the three months ended June 30, 2026. Other noninterest expense increased for the three and six months ended June 30, 2026 primarily due to a net increase in litigation-related expense.

Income Taxes

Income tax expense was $1.3 million for the three months ended June 30, 2026, a decrease of $385,000, or 22.9%, compared to $1.7 million for the three months ended June 30, 2025. Income tax expense was $1.7 million for the six months ended June 30, 2026, a decrease of $1.6 million, or 48.6%, compared to $3.3 million for the six months ended June 30, 2025.  Our effective tax rate was 27.2% and 16.4% for the three and six months ended June 30, 2026, compared to 20.7% and 21.5% for the three and six months ended June 30, 2025. The increase in the effective tax rate for the three months ended June 30, 2026 was due to an increase in non-deductible expenses. The decrease in income tax expense and the effective tax rate for the six months ended June 30, 2026 primarily related to a discrete tax item.

Balance Sheet Summary

Total assets of $2.36 billion at June 30, 2026 increased $213.0 million, or 9.9%, from $2.15 billion at December 31, 2025.

Net loans receivable of $1.87 billion at June 30, 2026 increased $224.6 million, or 13.6%, from $1.65 billion at December 31, 2025. The increase in net loans receivable was primarily a result of an increase in commercial and industrial loans of $147.4 million driven by the acquisition of Targeted Lending during the three months ended June 30, 2026. In addition, the residential mortgage loan portfolio increased by $46.2 million and the commercial construction loan portfolio increased by $39.9 million, offset in part by a decrease in commercial real estate loans of $5.0 million.

Securities available for sale of $200.9 million at June 30, 2026 decreased $19.5 million, or 8.9%, from $220.4 million at December 31, 2025. The decrease was primarily due to maturities, paydowns and calls of $45.8 million, offset in part by purchases of $28.0 million of securities during the six months ended June 30, 2026.

Deposits of $1.97 billion at June 30, 2026 increased $229.8 million, or 13.2%, from $1.74 billion at December 31, 2025. By deposit category, certificates of deposits increased by $201.7 million and money market accounts increased by $24.7 million. The increase in certificates of deposit was primarily due to an increase in brokered deposits, and by a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The increase in money market accounts was primarily due to a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts.

Shareholders’ equity of $328.3 million at June 30, 2026 increased $4.4 million, or 1.4%, from $323.9 million at December 31, 2025 primarily as a result of net income of $8.8 million, offset in part by a decrease in accumulated other comprehensive income of $1.9 million and by the repurchase of common stock of $3.6 million. Pioneer Bank, National Association has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 9.97% at June 30, 2026.

Stock Repurchase

On December 17, 2025, Pioneer announced the adoption of a stock repurchase program for up to 5% of its outstanding common stock, or 1,254,027 shares of its common stock. This is Pioneer’s second stock repurchase program since completing its mutual holding company reorganization and related stock offering. Pioneer repurchased 231,609 shares of its common stock during the three months ended June 30, 2026 at an average price of $14.84 per share under this stock repurchase program. As of June 30, 2026, there were 1,022,418 shares available for repurchase under this program.

About Pioneer

Pioneer is a financial holding company with more than $2 billion in assets that provides diversified financial services through its subsidiaries. Pioneer’s subsidiary, Pioneer Bank, National Association and its subsidiaries, with 23 offices in the Capital Region of New York State, offers a broad array of banking, insurance, employee benefit, human resources consulting, college advising, and wealth management services to individuals, businesses, and municipalities. Pioneer’s subsidiary, Targeted Lending Co., LLC, through its originator-centric equipment finance platform provides financing solutions nationwide for essential income-producing equipment to small and mid-sized businesses across diverse industries. Pioneer’s subsidiary, Pioneer Capital Markets, Inc., is a FINRA-registered broker-dealer focused on municipal bond trading. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “expand,” “extend,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies, including the acquisitions of Targeted Lending, Reiser Consulting Group, Wyndham Benefits and The College Advisor of New York, is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements, including Pioneer’s ability to realize the expected benefits of the acquisitions of Targeted Lending, Reiser Consulting Group, Wyndham Benefits and The College Advisor of New York, will be achieved within expected time frames or at all. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the year ended December 31, 2025, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	June 30,	December 31,
	2026	2025

	(In thousands)
Selected Financial Condition Data:
Total assets	$2,363,635	$2,150,684
Cash and cash equivalents	94,566	133,675
Securities available for sale	200,896	220,431
Securities held to maturity	44,766	41,521
Trading securities	22,036	—
Net loans receivable	1,870,864	1,646,255
Bank-owned life insurance	15,324	15,306
Premises and equipment, net	36,030	35,576
Deposits	1,968,950	1,739,178
Shareholders' equity	328,338	323,861

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$31,872	$27,006	$60,243	$52,854
Interest expense	9,019	7,398	16,644	14,163
Net interest income	22,853	19,608	43,599	38,691
Provision for credit losses	1,350	1,550	2,130	2,350
Net interest income after provision for credit losses	21,503	18,058	41,469	36,341
Noninterest income	5,464	4,806	9,324	8,531
Noninterest expense	22,182	14,727	40,302	29,318
Income before taxes	4,785	8,137	10,491	15,554
Income tax expense	1,301	1,686	1,717	3,340
Net income	$3,484	$6,451	$8,774	$12,214

Earnings per share - basic	$0.14	$0.26	$0.36	$0.49
Earnings per share - diluted	0.14	0.26	0.36	0.49

Weighted average shares outstanding - basic	24,031,945	24,510,936	24,052,355	24,724,696
Weighted average shares outstanding - diluted	24,331,049	24,567,328	24,325,721	24,777,301

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Performance Ratios:
Return on average assets	0.60%	1.26%	0.79%	1.20%
Return on average equity	4.29%	8.23%	5.45%	7.91%
Interest rate spread (1)	3.58%	3.31%	3.48%	3.28%
Net interest margin (2)	4.30%	4.13%	4.23%	4.12%
Non-interest expenses to average assets	3.84%	2.87%	3.62%	2.88%
Efficiency ratio (3)	78.33%	60.32%	76.15%	62.09%
Average interest-earning assets to average interest-bearing liabilities	145.54%	155.88%	148.53%	157.21%

Capital Ratios (4):
Average equity to average assets			14.45%	15.19%
Total capital to risk weighted assets			14.48%	18.54%
Tier 1 capital to risk weighted assets			13.22%	17.28%
Common equity tier 1 capital to risk weighted assets			13.22%	17.28%
Tier 1 capital to average assets			9.97%	11.93%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans			1.48%	1.52%
Allowance for credit losses as a percentage of non-performing loans			308.30%	218.63%
Net charge-offs to average outstanding loans during the period			0.17%	0.01%
Non-performing loans as a percentage of total loans			0.48%	0.69%
Non-performing loans as a percentage of total assets			0.39%	0.52%
Total non-performing assets as a percentage of total assets			0.40%	0.55%

Other:
Number of offices			24	22
Number of full-time equivalent employees			298	273

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.